Exhibit 99.4

CONTACT:	Sean Collins
Corporate Communications
Fort Worth, Texas
817-967-1577
mediarelations@aa.com

FOR RELEASE: Wednesday, July 20, 2011

AMR CORPORATION ANNOUNCES INTENT TO MOVE FORWARD

WITH THE DIVESTITURE OF AMERICAN EAGLE

FORT WORTH, Texas - AMR Corporation, the parent company of American Airlines, Inc., announced today its intent to move forward with the divestiture of AMR Eagle Holding Corporation (“Eagle”). AMR currently expects the divestiture to take the form of a spin-off of Eagle stock to the shareholders of AMR.

“We believe that a divestiture of Eagle would be in the best interests of AMR and Eagle, as well as our shareholders, customers and employees,” said AMR Chairman and CEO Gerard Arpey. “Strategically for AMR, it would be beneficial, as we could, over time, diversify our regional feed with additional regional airlines to ensure we have access to the most competitive rates and service. A divestiture could provide Eagle an opportunity to vie for business of other mainline carriers and allow the carrier to grow. I am proud of the accomplishments of American and Eagle as a combined group of companies under AMR for the past 26 years, and I look forward to their future, independent successes.”

“For everyone here at Eagle, our highest priority will be to continue operating safely and reliably for all of our customers – and earning American’s business every day,” said Dan Garton, President and CEO of AMR Eagle and American Eagle Airlines. “We are excited about today’s announcement and the opportunities for growth that would be available to us as an independent carrier. We’re eager to take on those new challenges.”

As part of the process of preparing for a potential spin-off of Eagle, in August AMR Eagle Holding Corporation expects to file a Registration Statement on Form 10 with the Securities and Exchange Commission related to the intended divestiture. The Registration Statement on Form 10 will describe the divestiture and will contain important information about Eagle, including its historical consolidated financial statements.

A specific time frame for the divestiture has not been announced. The company currently envisions the divestiture as a spin-off, however, it remains open to other options, including a sale, as the transaction moves forward.

Statements in this release contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations or beliefs concerning future events. When used in this release, the words “expects” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” “may,” “will,” “should” “seeks” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe our objectives, plans or goals, or actions we may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company’s intentions and expectations regarding a potential divestiture of Eagle. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to a number of factors that could cause the Company’s actual results to differ materially from the Company’s expectations. Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 and Report on Form 10-Q for the quarter ending June 30, 2011.

###

Current AMR Corp. releases can be accessed on the Internet.

The address is http://www.aa.com